EXHIBIT 99.1

PRESS RELEASE www.caldive.com

Cal Dive International, Inc.	•	400 N. Sam Houston Parkway E., Suite 400	•	Houston, TX 77060-3500	•	281-618-0400	•	fax: 281-618-0505

For Immediate Release	04-016

	Contact:	Wade Pursell
Date: August 17, 2004	Title:	Chief Financial Officer

Cal Dive Announces $150 Million Revolving Credit Facility

HOUSTON, TX — Cal Dive International, Inc. (Nasdaq: CDIS) today announced that it has entered into a four-year, $150 million revolving credit facility with Bank of America, N.A. (administrative agent and lead arranger); Whitney Bank (documentation agent); Southwest Bank of Texas, N.A. (syndication agent); Bank One, N.A.; Comerica Bank; Natexis Bank; and Union Planters Bank. The amount available under the facility may be increased to $250 million at any time with the agreement of Cal Dive and existing or additional lenders.

The new credit facility, which replaces the company’s $70 million asset-based revolving facility, is secured by the stock in certain CDI subsidiaries and contains a negative pledge on assets. The facility bears interest at LIBOR plus 75 to 175 basis points depending on CDI leverage and contains financial covenants relative to CDI’s level of debt to EBITDA, fixed charge coverage and book value of assets coverage.

A. Wade Pursell, Chief Financial Officer of Cal Dive, commented, “One of our stated goals at the beginning of this year was to establish a flexible credit/capital structure to enable acquisitions in our Oil and Gas Production segment (both PUD’s and mature properties) and our Production Facilities segment (Marco Polo — type transactions). This facility, which will initially be undrawn upon, achieves this goal. We are very pleased with the terms of this facility and the confidence demonstrated by the bank group.”

Cal Dive International, Inc., headquartered in Houston, Texas, is an energy service company which provides alternate solutions to the oil and gas industry worldwide for marginal field development, alternative development plans, field life extension and abandonment, with service lines including marine diving services, robotics, well operations, facilities ownership and oil and gas production.

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any projections of revenue, gross margin, expenses, earnings or losses from operations, or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statement concerning developments, performance or industry rankings relating to services; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include the performance of contracts by suppliers, customers and partners; employee management issues; as described from time to time in our reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ending December 31, 2003. We assume no obligation and do not intend to update these forward-looking statements.